Exhibit 99.1

Warren Resources Announces 2007 Production, 2008 Capital Expenditure Budget and Guidance and Provides Operational Update

•  Record 2007 Production Increases 64% Over 2006 Level

•  2008 Capital Expenditure Budget of $140 Million, a 25% Increase Over 2007

NEW YORK, Feb. 5, 2008 (PRIME NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced that production for 2007 increased 64% to an all time high of 6.2 billion cubic feet equivalent (Bcfe) compared to 3.8 Bcfe in 2006. During 2007, Warren produced approximately 825 thousand barrels of oil and 1.26 billion cubic feet of natural gas in comparison to 456 thousand barrels of oil and 1.05 billion cubic feet of natural gas in 2006. This increase primarily resulted from oil production growth through the drillbit at the Wilmington Townlot Unit (WTU) in California.

CAPITAL SPENDING PLAN FOR 2008

Warren announced a 2008 capital expenditure budget of $140 million, representing an approximate increase of 25% from 2007. The Company plans to drill or recomplete 294 gross (130 net) wells in 2008. The capital expenditure budget for 2008 is comprised of $114 million for drilling expenditures and $26 million for infrastructure costs, such as completing construction of two drilling cellars in California, pipelines and compression in Wyoming and related oil and gas facilities. Warren plans to fund the 2008 capital expenditure budget using existing cash on hand, internally generated cash flow from operations and its senior line of credit.

The amount and allocation of actual capital expenditures will depend upon a number of factors, including oil and gas prices, drilling and service costs, timing of drilling wells, variances in forecasted production and acquisition opportunities.

WILMINGTON TOWNLOT UNIT

Warren has budgeted approximately $58 million or 41% of the total 2008 capital expenditure plan for drilling and infrastructure expenditures in the WTU. The budget includes drilling 23 producing wells and 6 injection wells and recompleting 7 producer and injection wells. The WTU budget is comprised of $42 million for drilling and recompletion expenditures and $16 million for cellar construction, facilities improvements and other infrastructure costs. Warren has an approximate 98.6% working interest in the WTU.

During the first four months of 2008, the Company plans to have only one drilling rig operating in the WTU. Warren did not extend the contract for the large Nabors Well Services drilling rig, which expired in late December 2007, but has instead contracted for a fully sound-proofed, electric rig from Voorhees Thomas, LLC. The Voorhees rig is expected to be operational beginning in April 2008. During the first quarter, 8 previously drilled Upper Terminal and Ranger wells that were inaccessible due to the large footprint of the Nabors rig and cellar construction activities will be completed.

As previously announced, natural gas production has continued to grow with the oil production at WTU. Because the gas volume was historically too low to justify gas sales equipment, the gas has been flared for many years under a permit from the South Coast Air Quality Management District (“SCAQMD”). On October 28, 2007, Warren entered into an agreement with the SCAQMD which allowed Warren to commission six microturbines to generate electrical power from the otherwise flared gas and resume full production. As oil production grew during the fourth quarter, the excess gas produced but not consumed by our microturbines would have exceeded our gas flare limitation. As a result, wells producing approximately 300 barrels of oil per day were taken off production during December 2007. Consequently, estimated production levels in the WTU will not exceed approximately 3,000 gross barrels of oil per day (BOPD) during the first quarter of 2008.

Based upon input from a community activist group, the SCAQMD is requesting that Warren install additional microturbines and limit use of the gas flare to a smaller amount of excess gas that cannot be handled by the microturbines. In March 2008, the Company will present its plan to the SCAQMD which will include seeking approvals from regulatory authorities dispose of our produced gas by injection or sell it directly into a nearby public utility pipeline or to a third party user. As another part of our plan, in October 2007, Warren applied to the SCAQMD for a permit to construct a new high efficiency gas flare. We anticipate delivery of the new flare in March 2008 and if the SCAQMD issues the permits, the new flare should be operational during April 2008. The Company expects that the WTU will be brought back into full production in the second quarter of 2008 when we believe the gas flare issue will be resolved.

While Warren’s cellar construction and drilling activities were at their peak during the fourth quarter of 2007, some residents adjacent to the WTU backed by a community activist group complained of noise, dust and traffic from the WTU. As a result, the Chief Zoning Administrator for the City of Los Angeles intends to review the terms and conditions of construction and operations set forth in the Zoning Administrator’s 2006 Zoning Order, which allows the construction and operation of the drilling cellars at the WTU central facility. This review could entail a lengthy process and, despite Warren’s strong belief that it meets or exceeds the requirements of the existing Zoning Order, the review could result in additional restrictions or costs for the Company’s activities in the WTU. Notwithstanding its belief that it meets or exceeds the requirements of the existing Zoning Order, Warren also plans to complete several key projects during the next few months. These projects, which Warren believes will substantially eliminate the concerns of the nearby residents, include sound and dust abatement, activation of pipeline shipments of oil to eliminate the use of tanker trucks, and completion of all current infrastructure construction activities at the WTU. Warren also intends to continue to identify and implement additional actions that may minimize or offset any impacts of the WTU construction and drilling operations. It is the Company’s goal to make the WTU project a model for future urban oilfield development.

The Company drilled 13 horizontal Tar wells during 2007 of which 12 are currently producing. At full capacity, there are a total of 18 horizontal Tar wells currently producing an average of approximately 100 barrels of oil per day per well with an average water-oil ratio of 4. The Company has identified eight additional horizontal Tar locations for 2008. Also during 2008, we plan to drill 3 wells to test the deep Ford and Schist formations in the WTU.

NORTH WILMINGTON UNIT

Warren plans to spend approximately $17 million or 12% of the total 2008 budget for drilling and infrastructure improvements in the North Wilmington Unit (NWU), which is adjacent to the WTU in the Los Angeles Basin in California. The Company’s capital expenditure budget includes drilling 5 new horizontal wells, redrilling 5 wells and returning to production 3 idle wells. Warren plans to spend $12 million on drilling costs and $5 million on facility related costs, including a crude oil pipeline connection to the ConnocoPhillips refinery in Carson, CA, which was recently activated. Warren owns a 100% working interest in the NWU.

California Tertiary Recovery Potential

Warren has continued to pursue its investigation of an Alkaline-Surfactant-Polymer Flood (ASP Flood) for its heavy oil reservoirs in the WTU and NWU Units in the Wilmington field. Following a favorable initial evaluation by SURTEK, an engineering firm specializing in ASP Floods, Warren retained SURTEK to design, lab test and implement a pilot ASP Flood in the Upper Terminal reservoir in the WTU. Ultimate anticipated results and choice of the pilot flood design will be dependent upon further analysis and lab test results.

Rigorous lab testing of recently cut formation cores in the Tar, Ranger and Upper Terminal formations is estimated to take about six months, and actual field testing of the ASP Flood should be initiated within approximately 12 months. Assuming positive results are achieved from the lab work, total capital to implement a 9 well ASP Pilot would be approximately $8 million.

Recent Legal Developments

On January 31, 2008, the Company first learned that the Los Angeles city attorney had filed misdemeanor charges against our subsidiary Warren E&P, Inc. and six employees and independent consultants in connection with certain alleged incidents at our facilities. Our Company policy is to follow the law of the jurisdiction in which we operate and to comply with state-of-the-art environmental protection principles. In connection with these alleged incidents, we have followed and complied with all applicable laws and regulations. Warren believes that the actions by the city attorney are unwarranted. We are confident that when given an opportunity to investigate and present the facts regarding the alleged incidents, our Company, our employees and our independent contractors will be vindicated.

Responding only to the basic information in the city attorney’s press release, Warren would like to note the following:

•	Warren does not own or operate a refinery.
•

None of the alleged incidents occurred at the WTU central facility. Apparently, three of the incidents were alleged to have occurred at remote producing locations. Warren is in the middle of a multi- million dollar project to centralize all WTU producing activities at the WTU central facility, which will allow us to close these remote locations and bring environmental benefits to everyone in the local neighborhood.

•	Warren follows an existing regulatory-approved contingency plan, which is maintained on site at the WTU and NWU.
•

With respect to the alleged March 7, 2007 incident at the NWU, the 4,000 barrels of oil were captured within a surrounding concrete retainer wall and pumped to a nearby NWU oil storage tank and virtually all of the 4,000 barrels of oil was sold in the ordinary course of business.

•	Warren has an exemplary environmental record. We take every precaution to prevent spills.

ATLANTIC RIM PROJECT

Warren anticipates spending approximately $65 million or 47% of the total 2008 budget for capital expenditures in the Atlantic Rim coalbed methane project in Wyoming. The majority of the Atlantic Rim drilling budget represents drilling 245 gross (82 net) producing and injection wells in the Atlantic Rim Project. The 2008 budget also includes $5 million for other various development activities, including pipeline construction and compression.

From August 2007 through February 2008, Warren expects to drill approximately 60 producing wells and 4 injector wells in the Sun Dog Unit. We expect to place approximately 40 wells on production by the end of February 2008 if we receive exceptions for Raptor Nesting Stipulations to allow continued development into February. From March 2008 to July 2008, drilling and completion operations will cease due to wildlife stipulations. The remaining Sun Dog wells drilled but not placed on production during February 2008 will be placed on production later in 2008. Preliminary results in the Sun Dog Unit are encouraging. Current full production in the Sun Dog Unit is approximately 5.0 million cubic feet per day (MMcf/d). We have an approximate 44% working interest in the Sun Dog Unit.

We participated in drilling 33 gross producing (1.8 net) wells in the Catalina Unit. During the fourth quarter of 2007, 6 new wells are currently producing approximately 1.0 MMcf/d, bringing total gross production in the Catalina Unit to approximately 6.3 MMcf/d. According to the Catalina Unit operator, all successful remaining new wells are expected to be hooked up and selling gas by March 1, 2008. Currently, we have an approximate 5.3% working interest in the Catalina Unit. We expect this working interest percentage to increase to approximately 17% as we develop this project on our acreage.

2008 GUIDANCE

Warren provides the following updated 2008 forecast for production and capital expenditures based upon the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	First Quarter ending	Year ending
	March 31, 2008	December 31, 2008
Production:
Oil (MBbl)	240 - 250	1,200 - 1,400
Gas (MMcf)	375 - 425	2,500 - 3,100
Gas Equivalent (MMcfe)	1,815 - 1,925	9,700 - 11,500
Capex Budget (in millions)	$30	$140

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward-looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs, environmental and governmental restrictions and regulations and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).